                         EXHIBIT 12


   INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES

     Computation of Ratio of Earnings to Fixed Charges
                        (unaudited)

                       (in thousands)

                                            THREE MONTHS ENDED
                                            ------------------
                                            June 2,     May 27,
                                              2001        2000
--------------------------------------------------------------
Earnings before income taxes                $3,365     $ 7,661
Plus: Fixed charges(1)                       6,636       6,361
Less: Capitalized Interest                    (154)       (231)
--------------------------------------------------------------
Earnings available to cover
  fixed charges                             $9,847     $13,791
==============================================================

Ratio of earnings to fixed charges            1.48        2.17
==============================================================

(1) Fixed charges consisted of the following:

                                            THREE MONTHS ENDED
                                            ------------------
                                            June 2,     May 27,
                                              2001        2000
--------------------------------------------------------------
Interest expense, gross                     $4,159      $4,207
Rentals (Interest Factor)                    2,477       2,154
--------------------------------------------------------------
  Total fixed charges                       $6,636      $6,361
==============================================================